DRAFT NO. 3

                     TEMTEX INDUSTRIES, INC.
                        VOTING AGREEMENT

     This Voting Agreement (this "Agreement") is made and entered into as of the 19th day of July, 2002, by and among Temtex Industries, Inc., a Delaware corporation (the "Company"), the holders of the Company's Convertible Subordinated Convertible Notes due July 19, 2007 identified on the signature page(s) hereof (collectively, the "Investors") and James Upfield, a Texas resident ("Upfield") and the current holder of approximately 1,354,440 shares of common stock of the Company. The Company, the Investors and Upfield are individually referred to herein as a "Party" and are collectively referred to herein as the "Parties." The Company's Board of Directors is referred to herein as the "Board."

                            Recitals

     WHEREAS, the Company and the Investors have entered into that certain Note Purchase Agreement of even date herewith (the "Note Purchase Agreement"), which provides for, among other things, the purchase by the Investors of an aggregate of $750,000 of the Company's Convertible Subordinated Convertible Notes due July 19, 2007 (the "Convertible Notes");

     WHEREAS, the Company and the Investors have also entered into that certain Investors' Rights Agreement of even date herewith (the "Investors' Rights Agreement") providing for certain registration and other rights in the Investors relating to the Convertible Notes and the securities of the Company issuable upon conversion of the Convertible Notes;

     WHEREAS, to induce the Investors to enter into the Note
Purchase Agreement and to purchase the Convertible Notes thereunder, the Company and Upfield have agreed to enter into this Agreement with such Investors;

     WHEREAS, Upfield has agreed to loan to the Company and its subsidiaries $750,000 pursuant to the terms of that Secured Term Note, dated the date hereof, executed by the Company and its subsidiary Temco Fireplace Products, Inc. in favor of Upfield (the "Upfield Note"); and

     WHEREAS, to induce Upfield to provide the loan evidenced by the Upfield Note, the Company and the Investors have agreed to enter into this Agreement with Upfield;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

     1.   Agreement to Vote.

          (a) Upfield hereby agrees, on behalf of himself and any transferee or assignee of any such shares (except to the extent expressly excluded pursuant to Section 1(b) below), to hold all shares of Common Stock and any other securities of the Company acquired by Upfield or such transferees or assignees in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the "Upfield Shares") subject to, and to vote the Upfield Shares with respect to the election of directors of the Company being elected at any regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each of the Investors hereby agrees, on behalf of himself and any transferee or assignee of any such shares (except to the extent expressly excluded pursuant to Section 1(b) below), to hold all shares of Common Stock and any other securities of the Company acquired by such Investors or such transferees or assignees in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the "Investors' Shares") subject to, and to vote the Investors' Shares with respect to the election of directors of the Company being elected at any regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

          (b) The term "Upfield Shares" shall not include, and the agreement to vote the shares of Common Stock set forth in
     Section 1(a) above shall not apply to shares of Common Stock held by HUTCO, a partnership of which Mr. Upfield is general partner. Further, neither the term "Upfield Shares" nor the term "Investors' Shares" shall include any shares of Common Stock at one time constituting Upfield Shares or Investors' Shares but subsequently transferred or assigned in a transaction effected through the public markets under an effective registration statement, through Rule 144 or otherwise.

          (c) Nothing contained herein shall be construed to imply that any holder of the Upfield Shares or the Investors' Shares has any obligation to maintain, during the term hereof or otherwise, any number of shares of Common Stock, all such persons being free to sell his, her or its shares of Common Stock as he, she or it shall deem appropriate, provided, however, that any such sale or transfer shall be subject to the provisions of this Agreement.

     2.   Board Size.

     The Parties hereto agree that, immediately after the execution hereof, the size of the Board shall be set and remain at six (6) directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to the Company's Bylaws and, vis-a-vis the Parties hereto, an amendment of this Agreement in accordance with Section 15 hereof. Notwithstanding the foregoing, the Parties hereto acknowledge and agree that shareholders of the Company not Parties to this Agreement may have certain rights as a matter of applicable law and/or under the Bylaws of the Company to increase the number of Board seats thereof beyond six (6).

     3.   Election of Directors.

          (a) The Investors shall have the right to notify the Company and Upfield (or the then current owner of a majority of the Upfield
     Shares who shall then be obligated to coordinate with all other owners of the Upfield Shares), as early as possible prior to the election of the directors of the Company, but, in any event, according to the provisions of the Bylaws of the Company and at least thirty (30) calendar days prior to such vote, the names of up to three (3) persons to be nominated by the Investors (the "Investor Nominees") to serve as directors of the Company pursuant to this Voting Agreement. To do so, the Investors holding more than one-half of the Registrable Securities (as defined in the Investors' Rights Agreement), assuming, if necessary, that any Convertible Notes then outstanding have been converted pursuant to the terms thereof (a "Majority"), shall provide the Company and Upfield (or the then current owner of a majority of the Upfield Shares) with written notice of the Investor Nominees, their individual qualifications for directorship, any information necessary to be included in the Company's proxy or information statement (if then a public reporting corporation under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and any other information the Company may need or shall reasonably request in order to assess qualification under the provisions of Section 3(c) below (collectively, "Relevant Information"). Subject to a determination by the Company that the Investor Nominees meet the requirements specified in Section 3(c) below and further subject to Section 3(e) below, the Investor Nominees will be included in the slate proposed by the Company and the Company agrees that the Investor Nominee so proposed will be included in the slate of directors supported by management in the election of directors of the Company. Nomination as provided herein must occur prior to each election of directors with respect to which the Investors shall desire to propose Investor Nominees, whether at an annual or special meeting or otherwise, and neither the holders of the Upfield Shares nor the Company are under any obligation to seek out such nominations from the Investors or to assume that the Investors intend for existing directors to stand for re-election.
     In no event shall the Investors be required to propose any Investor Nominee for election as a director of the Company.

          (b) Upfield and any subsequent owners of the Upfield Shares shall have the right to notify the Company and the Investors (or the then current owner of a majority of the Investors' Shares who shall then be obligated to coordinate with all other owners of the Investors' Shares) as early as possible prior to the election of the directors of the Company, but, in any event, according to the provisions of the Bylaws of the Company and at least thirty
     (30) calendar days prior to such vote, the names of up to three
     (3) persons to be nominated by Upfield or any subsequent owners of the Upfield Shares (the "Upfield Nominees") to serve as directors of the Company pursuant to this Voting Agreement. To do so, the owners holding more than one-half of the Upfield Shares shall provide the Company and the investors (or the then current owner of a Majority) with written notice of all Relevant Information regarding the Upfield Nominees. Subject to a determination by the Company that the Upfield Nominees meet the requirements specified in Section 3(c) below and further subject to Section 3(e) below, the Upfield Nominees will be included in the slate proposed by the Company and the Company agrees that the Upfield Nominees so proposed will be included in the slate of directors supported by management in the election of directors of the Company. Nomination as provided herein must occur prior to each election of directors with respect to which Upfield or any subsequent owner of the Upfield Shares shall desire to propose Upfield Nominees, whether at an annual or special meeting or otherwise, and the Company is under no obligation to seek out such nominations from the owners of the Upfield Shares or to assume that such owners intend for existing directors to stand for re-election. At any time any Upfield Nominees are proposed for election as directors of the Company Richard W. Griner shall be one of the designated Upfield Nominees, provided he is then willing and able to serve as a director of the Company. In no event shall Upfield or any subsequent owner of the Upfield Shares be required to propose any Upfield Nominee for election as director of the Company.

          (c) The persons maintaining rights of nomination under the provisions of Section 3(a) and 3(b) above (collectively, the "Nominators"), agree to only nominate those persons as Investor Nominees or Upfield Nominees, as appropriate, who possess the qualifications, business experience, industry exposure and/or other attributes appropriate for a director of a business corporation such as the Company. In furtherance of the foregoing, Investors acknowledge that the Company is currently a reporting corporation under the Exchange Act and, as such, certain statutes, rules, guidelines and/or other criteria promulgated under or by the Exchange Act, the NASD, one or more applicable stock exchange or automated quotation system and/or otherwise, either currently applicable to the Company or applicable to the Company in the future, regulate who is a suitable person to serve as a director of the Company. Consequently, the Nominators agree to ensure that any and all Investor Nominees or Upfield Nominees, as appropriate, nominated by the Nominators pursuant to the provisions hereof meet all such statutes, rules, guidelines and other criteria applicable to and binding upon the Company.

          (d) In any election of directors of the Company to elect the Investor Nominees, the persons or entities holding Upfield Shares each hereby agree to vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Common Stock then owned by them (or as to which they then have voting power) for the Investor Nominees. Upon execution hereof, the Investors unanimously agree that the initial Investor
     Nominees shall be William Y. Tauscher, Richard Anderson and David Dalton and the initial Upfield Nominees shall be current Board members James E. Upfield, Scott K. Upfield and Richard W. Griner.

     Further, in any election of directors of the Company to elect the Upfield Nominees, the persons or entities holding Investors' Shares each hereby agree to vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Common Stock then owned by them (or as to which they then have voting power) for the Upfield Nominees.

          (e) Nothing contained herein shall be deemed to supersede, override or otherwise control the Board of Directors' fiduciary obligations, including any obligation relating to the nomination of appropriate persons to the Board.

          (f) To the extent the Nominators do not timely exercise their right to nominate the Investor Nominees, or the Upfield Nominees, as the case may be, under the terms hereof, (1) the Board is free to propose any slate of nominees to the shareholders it shall deem appropriate, (2) the holders of the Upfield Shares are free to vote such Upfield Shares any way they deem appropriate and (3) the holders of the Investors' Shares are free to vote such Investors' Shares any way they deem appropriate.

     4.   Removal; Vacancies; Chairmanship.

          (a) Any director of the Company may be removed from the Board in the manner allowed by law and the Company's Certificate of Incorporation and Bylaws, but with respect to an Investor Nominee or an Upfield Nominee, only upon the vote or written consent of the Investors or the holder of a majority of the Upfield Shares, respectively.

          (b) Should any Upfield Nominee or Investor Nominee die, become disabled or otherwise fail to complete his or her term of office as a director of the Company for any reason whatsoever and a vacancy shall be created thereby, the Parties agree to take all actions deemed necessary or appropriate so that the vacancy of any Upfield Nominee shall be filled by the remaining Upfield Nominees and the vacancy of any Investor Nominee shall be filled by the remaining Investor Nominees.

          (c) In the event of the death of William Y. Tauscher during the three (3) year term of Mr. Tauscher's Services Agreement with the Company being executed by Mr. Tauscher and the Company concurrently herewith (the "Tauscher Services Agreement"), the Tauscher Nominees then serving on the Board shall be entitled to select the Chairman of the Board (the "New Chairman") to fill the vacancy in the Chairmanship created by Mr. Tauscher's death for the period commencing on the death of Mr. Tauscher and terminating on the date that the Tauscher Services Agreement would have terminated (i.e., three years from the date hereof).
     In such event, the Tauscher Nominees serving on the Board at that time may authorize the payment of a salary to the New Chairman not to exceed $120,000, provided that the New Chairman enters into a services agreement with the Company with an expiration not later than the date upon which the Tauscher Services Agreement would have expired (i.e., three (3) years from the date hereof) and which contains similar duties and responsibilities as those contained in the Tauscher Services Agreement.

     5.   Legend on Share Certificates.

     Each certificate representing any shares of Common Stock effected by this Agreement shall be endorsed by the Company with a legend reading substantially as follows:

          "The Shares evidenced hereby are subject to a Voting Agreement (a copy of which may be obtained upon written request from the issuer), and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of said Voting Agreement."

     6.   Covenants of the Company.

     The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested in order to protect the rights of the Parties hereunder against impairment.

     7.   No Liability for Election of Recommended Directors.

     Neither the Company, the Investors, Upfield nor any officer, director, stockholder, partner, employee or agent of such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Company's Board by virtue of such Party's execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

     8.   Grant of Proxy.

     Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

     9.   Specific Enforcement.

     It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

     10.  Execution by the Company.

     The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the shares of Common Stock to bear the legend required by Section 5 herein, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the shares of Common Stock to bear the legend required by Section 5 herein and/or failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 5 shall not affect the validity or enforcement of this Agreement.

     11.  Captions.

     The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

     12.  Notices.

     Any notice required or permitted by this Agreement shall be in writing and shall be sent prepaid registered or certified mail, return receipt requested, addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

     13.  Term.

     This Agreement shall terminate and be of no further force or effect upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or a sale of all or substantially all of the assets of the Company,
(b) such time as the Investors (together with their respective affiliates and partners) shall own less than $200,000 of the Convertible Notes or less than 120,000 shares of Common Stock received upon conversion thereof, (c) July 19, 2007 or (d) the written consent of the holders of a Majority and the holders of a majority of the then outstanding Upfield Shares. In addition, the owner(s) of a majority of the Upfield Shares shall maintain the right to terminate this Agreement earlier if, in any election of directors of the Company, any one or more of the Upfield Nominees duly nominated hereunder is not included in the slate of nominees proposed by management of the Company or otherwise supported by management as provided hereunder. Further, the owner(s) of a Majority shall maintain the right to terminate this Agreement earlier if, in any election of directors of the Company, any one or more of the Investor Nominees duly nominated hereunder is not included in the slate of nominees proposed by management of the Company or otherwise supported by management as provided hereunder.

     14.  Manner of Voting.

     The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law

     15.  Amendments and Waivers.

     Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a Majority of the Investors and the holders of a majority of the then outstanding Upfield Shares. Any amendment or waiver so effected shall be binding upon the Parties hereto.

     16.  Stock Splits, Stock Dividends, etc.

     In the event of any issuance of shares of the Company's voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.

     17.  Severability.

     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     18.  Binding Effect; Assignment and Transfer.

     In addition to any restriction or transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors and assigns. Notwithstanding the foregoing, the Investors agree that their collective right to nominate the Investor Nominees as provided in Section 3(a) above shall continue only so long as they actually own the Convertible Note; it being understood that the right to nominate the Investor Nominees shall not be severable from the ownership of the Convertible Notes (or the shares of Common Stock issued upon conversion thereof). Consistent with the provisions of Section 1(c) above, Upfield and any subsequent assignee or transferee of the Upfield Shares and the Investors and any subsequent assignee or transferee of the Investors' Shares may sell (both publicly or privately), convey, gift, pledge, hypothecate or otherwise assign or transfer the Upfield Shares or the Investors' Shares, as the case may be; provided, however, as a condition precedent to doing so, any holder of Upfield Shares or Investors' Shares must obtain the written agreement of such subsequent assignee or transferee to be bound by the terms of this Agreement (except to the extent expressly excluded pursuant to Section 1(b) above). Upon the execution and delivery of such an agreement by any transferee reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee's signature appeared on the signature pages hereto.

     19.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

     20.  Entire Agreement.

     This Agreement is intended to be the sole agreement of the Parties as it relates to this subject matter and does hereby supersede all other agreements of the Parties relating to the subject matter hereof.

     21.  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                    [Signature Page Follows]

     IN  WITNESS  WHEREOF, the Parties have executed this  Voting
Agreement as of the date first above written.

                         COMPANY:

                         TEMTEX INDUSTRIES, INC.


                         By:
                             ------------------------------
                         Name:
                              -----------------------------
                         Title:
                               ----------------------------


                         INVESTORS:


                         WILLIAM Y. TAUSCHER



                         ----------------------------------
                         Address:  543 Forbes Boulevard
                                   South San Francisco, CA 94080-2019


                         LEONARD KEE LIVING TRUST

                         By:  Leonard Kee, sole Trustee


                         ----------------------------------
                         Address:  543 Forbes Boulevard
                                   South San Francisco, CA 94080-2019


                         RICHARD ANDERSON



                         ----------------------------------
                         Address:  38 Lincoln Street
                                   Lexington, MA  02421

                         DAVID DALTON



                         -----------------------------------
                         Address:  2323 Bayside Drive
                                   Corona Del Mar, California 92615